GOTTEX ENDOWMENT STRATEGY FUND

NOTES TO FINANCIAL STATEMENTS

September 30, 2015 (unaudited) (continued)

12. CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On September 29, 2015 Deloitte & Touche LLP (Deloitte) resigned as the independent registered public accounting firm of the Fund. Deloittes reports on the Funds financial statements for the fiscal years ended March 31, 2014 and March 31, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trusts fiscal years ended March 31, 2014 and March 31, 2015 and the interim period commencing
April 1, 2015 and ending September 29, 2015, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements for such years.